Exhibit 99.1

Jasper Therapeutics Announces Pricing of $50 Million Underwritten Offering of Common Stock

REDWOOD CITY, Calif., February 6, 2024 (GLOBE NEWSWIRE) – Jasper Therapeutics, Inc. (Nasdaq: JSPR) (“Jasper”), a clinical-stage biotechnology company focused on developing novel antibody therapies targeting c-Kit (CD117) to address diseases such as chronic spontaneous urticaria (CSU) and lower to intermediate risk myelodysplastic syndromes (MDS) as well as novel stem cell transplant conditioning regimes, announced today the pricing of its underwritten offering of 3,900,000 shares of its common stock. Each share of common stock will be sold at an offering price of $12.95 per share, for gross proceeds of approximately $50 million, before deducting underwriting discounts and commissions and offering expenses. Jasper intends to use the net proceeds from the offering for continued advancement of its preclinical and clinical development programs of briquilimab in mast-cell driven diseases such as CSU and Chronic Inducible Urticaria (CIndU), as well as general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses. All of the shares of common stock are being offered by Jasper. The offering is expected to close on or about February 8, 2024, subject to the satisfaction of customary closing conditions.

The transaction included participation from new and existing investors, including Abingworth, Avidity Partners, Boxer Capital, Great Point Partners, LLC, Qiming Venture Capital Partners USA, Rock Springs Capital, Samsara BioCapital, Soleus Capital, Velan Capital, Woodline Capital and a large mutual fund. TD Cowen and Evercore ISI are acting as the joint book-running managers for the offering. RBC Capital Markets is acting as lead manager for the offering.

The securities described above were offered by Jasper pursuant to a registration statement on Form S-3 (File No. 333-271500) previously filed with the Securities and Exchange Commission (the “SEC”) on April 28, 2023 and declared effective by the SEC on May 5, 2023. The securities may be offered only by means of a prospectus. A prospectus supplement and the accompanying prospectus relating to and describing the offering has been filed with the SEC. When available, electronic copies of the prospectus supplement and the accompanying prospectus relating to the offering may be obtained by visiting the SEC’s website at www.sec.gov or by contacting Cowen and Company, LLC, 599 Lexington Avenue, New York, NY 10022, by email at Prospectus_ECM@cowen.com, or by telephone at (833) 297-2926 or Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, New York 10055, by telephone at 1-888-474-0200 or by email at ecm.prospectus@evercore.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Jasper

Jasper is a clinical-stage biotechnology company developing briquilimab, a monoclonal antibody targeting c-Kit (CD117) as a therapeutic for chronic mast and stem cell diseases such as chronic urticaria and lower to intermediate risk myelodysplastic syndromes (MDS) and as a conditioning agent for stem cell transplants for rare diseases such as sickle cell disease (SCD), Fanconi anemia (FA) and severe combined immunodeficiency (SCID). To date, briquilimab has a demonstrated efficacy and safety profile in more than 145 dosed participants and healthy volunteers, with clinical outcomes as a conditioning agent in SCID, AML, MDS, FA, and SCD.

Forward-Looking Statements

Certain statements included in this press release that are not historical facts are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are sometimes accompanied by words such as anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding the completion of the underwritten offering, the anticipated proceeds from the offering, the use of such proceeds and timing for the closing of the offering. These statements are based on our current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties involved include those associated with general economic and market conditions and our ability to satisfy closing conditions applicable to the offering, as well as other risk factors and matters set forth in our periodic filings with the SEC, including our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and the prospectus supplement and the accompanying prospectus related to the public offering filed with the SEC. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contacts:

Joyce Allaire (investors)

LifeSci Advisors

617-435-6602

jallaire@lifesciadvisors.com

Alex Gray (investors)
Jasper Therapeutics
650-549-1454
agray@jaspertherapeutics.com

Lauren Barbiero (media)

Real Chemistry

646-564-2156

lbarbiero@realchemistry.com